UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      September 4, 2007
LAND O’LAKES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota		55126

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 4, 2007, Land O’Lakes, Inc. (the “Company”) issued a press release announcing the completion of a portion of its portfolio initiative related to its Agronomy segment. The Company announced that it had entered into an Agreement Regarding Distribution of Assets (the “Agreement”) along with Winfield Solutions, LLC (an entity wholly owned by the Company, “Winfield”), United Country Brands, LLC (“UCB”) and its parent, CHS Inc. (“CHS”). Pursuant to the Agreement, effective as of September 1, 2007, Agriliance LLC (“Agriliance”), a 50-50 joint venture between UCB and the Company, effected a partial distribution of its assets to its parent companies. Prior to the distribution, Agriliance operated three core business segments: crop protection products (the “CPP Business”); crop nutrients (the “CN Business”); and a general agronomy retail business (the “Retail Business”).
     As set forth in the Agreement, Agriliance distributed the assets of the CPP Business to Winfield and the assets of the CN Business to CHS. As previously announced, Agriliance will continue to exist as a 50-50 joint venture between the parents, and will operate the Retail Business. However, the Company and CHS are exploring repositioning options for portions of the Retail Business, and are currently in negotiations for the sale of substantially all the assets related to that business to a group led by certain former Agriliance senior management and financial backers. The potential sale would include the Agronomy Company of Canada, Agro Distribution, LLC (doing business as ProSource One) and Agriliance’s retail locations in the southern United States. Further details will be disclosed if and when a definitive agreement is reached.
     Given the different values assigned to the assets of the CPP Business and the assets of the CN Business, the parent companies have agreed that, in order to maintain equal capital accounts at Agriliance, the Company will pay down certain portions of Agriliance’s debt and make a cash payment to CHS. Accordingly, on September 4, 2007, the Company wired out a combined $234 million to Agriliance’s debt holders and to CHS. In addition, pursuant to the terms of the Agreement that require a value true-up once Agriliance’s fiscal-year end audit is complete, the Company may be required to make an additional cash payment to CHS. The Company intends to make these payments from available cash on hand and an incremental draw on its accounts receivable securitization facility. Neither of Agriliance’s parents assumed any debt as part of this transaction, apart from selected operating leases.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
     The Company is also announcing that Rod Schroeder, 51, has joined the Company as Executive Vice President and Chief Operating Officer of the CPP Business. Prior to joining the Company, Mr. Schroeder held various Vice President roles at Agriliance, most recently the Vice President of Crop Nutrients and Heartland Division.
ITEM 8.01 OTHER EVENTS
     In conjunction with the transaction noted above, the Company executed an amendment to its five-year accounts receivable securitization facility (the “AR Facility”), arranged by CoBank, ACB, to increase its borrowing capacity thereunder to $300,000,000. The amendment will provide the Company with additional liquidity for the incremental working capital swings associated with CPP Business. The Company also amended its $225,000,000, five-year secured revolving credit facility, arranged by JPMorgan Chase Bank, to permit the expansion of the AR Facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: September 4, 2007	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX
99.1	Press release dated September 4, 2007.